Exhibit 99.1

ALLOS THERAPEUTICS REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS

Westminster, Colo., August 7, 2006 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported financial results for the second quarter of 2006.  For the three months ended June 30, 2006, the Company reported a net loss attributable to common stockholders of $7.0 million, or $0.13 per share. This compares to a net loss attributable to common stockholders of $5.6 million, or $0.13 per share, for the second quarter of 2005.  For the six months ended June 30, 2006, the Company reported a net loss attributable to common stockholders of $14.0 million, or $0.25 per share, compared to a net loss attributable to common stockholders of $10.7 million, or $0.29 per share, for the same period last year. Cash, cash equivalents, and investments in marketable securities as of June 30, 2006 were $43.5 million.

Paul L. Berns, President and Chief Executive Officer, stated: “During the quarter we continued to meet patient recruitment goals for our pivotal Phase 3 ENRICH trial, which we believe will ensure the completion of our enrollment effort by the end of the third quarter.  We also made important progress in advancing the development of PDX by completing the FDA’s SPA process for our planned Phase 2 study in patients with peripheral T-cell lymphoma, and receiving orphan drug designation for PDX for the treatment of T-cell lymphoma. We attribute our ability to achieve these milestones to the diligent efforts of Allos’ committed employees. For the balance of the year, we remain focused on executing our clinical plans for our three product candidates as we continue to evaluate their broader therapeutic utility in other potential indications.”

Product Portfolio Update:

EFAPROXYN™ (efaproxiral):

•                  Enrollment in ENRICH, the Company’s pivotal Phase 3 study of EFAPROXYN™ (efaproxiral) in patients with brain metastases originating from breast cancer, continues to progress in line with Company expectations and is projected to complete by the end of the third quarter.  An independent data monitoring committee will conduct a second planned interim analysis of safety and efficacy data at its first scheduled meeting following the occurrence of 188 patient deaths, which is currently expected to occur in the second half of 2006.  The Company will conduct the final analysis of safety and efficacy data following the occurrence of 282 patient deaths, which is currently expected to occur mid 2007.  If the trial results are positive at either the second interim or final analysis, the Company will submit an amendment to its previously filed new drug application as expeditiously as possible to seek marketing approval for EFAPROXYN for the treatment of patients with brain metastases originating from breast cancer.

•                  In June 2006, the Company announced the publication of new findings from its Phase 3 REACH study of EFAPROXYN plus whole brain radiation therapy in patients with brain metastases from various primary cancers. Results of the analysis, which were reported in the June 13th edition of the British Journal of Cancer (volume 94, issue 12), found that patients who achieved sufficient efaproxiral exposure to realize the desired pharmacodynamic effect saw clinically meaningful survival and response rate benefits.

PDX (pralatrexate):

•                  In August 2006, the Company announced that it reached agreement with the U.S. Food and Drug Administration (FDA) under the Special Protocol Assessment process (SPA) on the design of a pivotal Phase 2 trial of the Company’s novel antifolate PDX in patients with relapsed or refractory peripheral T-cell lymphoma.  The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a new drug application, and provides a binding agreement that the study design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA.  The Company plans to open this non-randomized, open-label study for accrual in the third quarter of this year and will look to enroll 100 evaluable patients at approximately 35 leading cancer centers in the U.S., Canada and Europe.  The primary endpoint of the trial is response rate.

•                  In July 2006, the U.S. Food and Drug Administration awarded orphan drug designation to PDX for the treatment of patients with T-cell lymphoma.  Orphan drug designation provides for U.S. marketing exclusivity for seven years following marketing approval by the FDA.

•                  Investigators at Memorial Sloan Kettering Cancer Center are currently enrolling patients in two clinical trials with PDX: A Phase 1/2 study of PDX in patients with relapsed or refractory non-Hodgkin’s lymphoma and Hodgkin’s disease and a Phase 1 dose escalation study of PDX in patients with relapsed or refractory non-small cell lung cancer.

RH1:

•                  During the quarter, researchers at Cancer Research U.K. completed enrollment of a Phase 1 dose escalation study of RH1 in patients with advanced solid tumors.  Once the last patient has completed treatment, the Company will evaluate results from the study to determine future development plans.

Corporate events:

•                  In June 2006, the Company appointed James V. Caruso as Executive Vice President, Chief Commercial Officer. In this newly created role, Mr. Caruso will oversee the Company’s business development, sales and marketing functions.

Conference Call

The Company will host a conference call to review its second quarter results on Monday, August 7, 2006, at 11 AM ET. The dial in number for U.S. residents to participate is 877-407-8031. International callers should dial 201-689-8031. Participants should reference the Allos Therapeutics conference call.

Conference Call Replay

An audio replay of the conference call will be available from 5 PM ET on Monday, August 7, 2006, until 11:59 PM ET on Thursday, August 17, 2006. To access the replay, please dial 877-660-6853 (domestic) or 201-612-7415 (international); Replay pass codes (both required for playback): account # 286; conference ID # 208196.

Webcast

Allos Therapeutics will hold a live web cast of the conference call.  The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (NASDAQ: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer.  The Company’s lead product candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy.  EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer.   The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma;  and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors.  For more information, please visit the Company’s web site at: www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the Company’s projected timelines relating to the completion of enrollment and the conduct of the second interim and final analyses of ENRICH trial, the potential safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases originating from breast cancer, the Company’s intent to file an amendment to its previously filed new drug application in the event the ENRICH trial results are positive, the Company’s projected timeline for initiating the Phase 2 trial of PDX in patients with relapsed or refractory peripheral T-cell lymphoma, the Company’s intent to continue evaluating the therapeutic utility of its product candidates in other potential indications, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company’s clinical trials may not demonstrate the safety and efficacy of the Company’s product candidates in their target indications.  Even if clinical trials demonstrate the safety and efficacy of the Company’s product candidates, regulatory authorities may not approve such product candidates, the Company may not be able to successfully market such product candidates, or the Company may face post-approval problems that require the withdrawal of its product candidates from the market.  In addition, the Company may lack the financial resources and access to capital to fund planned or future clinical trials of its product candidates, or to continue evaluating their therapeutic utility in other potential indications. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

# # #

Contact:

Jennifer Neiman

Manager, Corporate Communications

720-540-5227

jneiman@allos.com

(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands ~ except share and per share information)

(unaudited)

	Three-months ended June 30,		Six-months ended June 30,

	2005	2006	2005	2006

Operating expenses:
Research and development	$2,621	$3,320	$4,969	$6,760
Clinical manufacturing	268	391	628	952
Marketing, general and administrative	2,615	3,739	4,807	6,665
Restructuring and separation costs	—	—	380	646

Total operating expenses	5,504	7,450	10,784	15,023

Loss from operations	(5,504)	(7,450)	(10,784)	(15,023)
Interest and other income, net	507	488	716	992

Net loss	$(4,997)	$(6,962)	$(10,068)	$(14,031)

Dividend related to beneficial conversion feature of preferred stock	(623)	—	(623)	—

Net loss attributable to common stockholders	$(5,620)	$(6,962)	$(10,691)	$(14,031)
Net loss per share: basic and diluted	$(0.13)	$(0.13)	$(0.29)	$(0.25)
Weighted average shares outstanding: basic and diluted	42,683,395	55,102,627	36,961,378	55,090,968

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	June 30, 2006

ASSETS
Cash, cash equivalents and investments in marketable securities	$55,282	$43,507
Other assets	1,111	1,725
Property and equipment, net	688	668

Total assets	$57,081	$45,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$3,790	$4,845
Stockholders’ equity	53,291	41,055
Total liabilities and stockholders’ equity	$57,081	$45,900